Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2018 RESULTS

JACKSON, Miss. (October 2, 2017) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the first quarter of fiscal 2018 ended September 2, 2017.

Net sales for the first quarter of fiscal 2018 were $262.8 million compared with $239.8 million for the prior-year period. The Company reported a net loss of $16.0 million, or $0.33 per basic and diluted share, for the thirteen weeks ended September 2, 2017, compared with a net loss of $30.9 million, or $0.64 per basic and diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “We are pleased to report higher sales for the first quarter of fiscal 2018 compared with the same period last year, in spite of the ongoing challenges and price volatility in the egg markets. The first quarter of our fiscal year is typically a seasonally slow period for our business. While we are disappointed to report a loss for the quarter, we are encouraged by the year-over-year improvement in our performance. Our results reflect continued solid retail demand and a modest increase in both volumes and prices compared with the first quarter of fiscal 2017. Market prices for conventional shell eggs moved higher over the summer, and our average customer selling prices for all eggs were up 6.8 percent in the first quarter compared with a year ago. Market prices have significantly improved since the end of the quarter and are currently trending well above levels from a year ago.

“Following the 2015 avian influenza (AI)-related laying hen losses, producers repopulated their flocks and the younger, more productive hen population produced a higher number of eggs. Total supply still remained high through the first quarter in relation to overall market demand trends. According to Nielsen data, retail demand has been in line with normal seasonal trends and continues to show year-over-year improvement. However, lower institutional demand for egg products and reduced export demand have resulted in an oversupply environment and created additional pricing pressures. The USDA reports that shell egg exports have returned to historical levels since the beginning of calendar 2017, but are still below the peak levels reached prior to the AI outbreak. We are encouraged that the export outlook has improved for both shell eggs and egg products. While overall market conditions are more favorable than a year ago, we do not expect any sustained improvement in pricing until we have a more stable supply and demand balance. The most recent USDA reports indicate the chick hatch has been trending down for most of the past year compared with the previous year, which could influence future supply levels.

“Specialty eggs, excluding co-pack sales, accounted for 21.7 percent of our total sales volume for the first quarter of fiscal 2018, compared with 22.9 percent for the same period a year ago. Specialty egg revenue was 39.6 percent of total shell egg revenues, compared with 46.7 percent for the first quarter of fiscal 2017. The average selling price for specialty eggs was down 4.8 percent compared with the first quarter of last year.

“Our specialty egg business remains an important area of focus for our growth strategy, and we have made investments in our operations and production capacity to meet expected demand trends. As reported, many food service providers, national restaurant chains and major retailers, including our largest customers, have made public commitments to transition away from conventional eggs and exclusively offer cage-free eggs by future specified dates. However, the higher price gap between conventional eggs and specialty eggs has resulted in reduced demand for specialty eggs. We have adjusted our production levels in line with current customer demand for cage-free eggs, and we are well positioned to increase our capacity when demand trends change. Above all, we will continue to support our customers with a favorable product mix that includes cage-free eggs, as well as other healthy and affordable options for consumers including conventional, nutritionally enhanced and organic eggs.”

Baker added, “Our operations ran well during the summer months, and our farm production costs per dozen were down 6.1 percent over the prior-year period. We remain focused on managing our operations in an efficient and responsible manner, regardless of market conditions. While the recent hurricanes that hit the United States following the quarter caused disruptions to our operations in Texas, Florida and Georgia, we were fortunate to not sustain any material loss of egg production. We commend the heroic efforts of Cal-Maine Foods employees across our operations who supported these affected locations and worked tirelessly to continue production under such extraordinary conditions.

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CALM Reports First Quarter Fiscal 2018 Results

October 2, 2017

“For the first quarter of fiscal 2018, our feed costs per dozen produced were down 13.0 percent compared with a year ago, as we benefited from favorable supplies of grain from last fall. While grain prices have been volatile, this year’s USDA harvest estimates indicate we should have an ample supply of our primary feed ingredients in fiscal 2018,” said Baker.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company did not pay a dividend with respect to the fourth quarter of fiscal 2016, or any quarter of fiscal 2017, and will not pay a dividend for the first quarter of fiscal 2018. At September 2, 2017, cumulative losses that must be recovered prior to paying a dividend were $90.6 million.

Selected operating statistics for the first quarter of fiscal 2018 compared with the prior-year period are shown below:

	13 Weeks Ended
	September 2, 2017	August 27, 2016
Dozen Eggs Sold (000)	249,464	242,325
Dozen Eggs Produced (000)	213,570	198,782
% Specialty Sales (dozen)*	21.7%	22.9%
% Specialty Sales (dollars)*	39.6%	46.7%
Net Average Selling Price (dozen)	$1.017	$0.952
Net Average Selling Price Specialty Eggs (dozen)*	$1.878	$1.973
Feed Cost (dozen)	$0.375	$0.431

*Excludes co-pack specialty eggs

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CALM Reports First Quarter Fiscal 2018 Results

October 2, 2017

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2018 Results

October 2, 2017

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended
	September 2, 2017	August 27, 2016
Net sales	$262,845	$239,845
Gross profit (loss)	17,336	(9,569)
Operating loss	(24,378)	(50,350)
Other income (loss)	(139)	1,810
Loss before income taxes and noncontrolling interest	(24,517)	(48,540)
Loss before income taxes attributable to Cal-Maine Foods, Inc.	(24,333)	(48,496)

Net loss	$(15,993)	$(30,936)

Net loss per share:
Basic	$(0.33)	$(0.64)
Diluted	$(0.33)	$(0.64)
Weighted average shares outstanding
Basic	48,330	48,249
Diluted	48,330	48,249

SUMMARY BALANCE SHEETS

	September 2, 2017	June 3, 2017
ASSETS
Cash and short-term investments	$125,971	$156,026
Receivables	75,626	64,509
Income tax receivable	55,970	52,691
Inventories	159,226	160,692
Prepaid expenses and other current assets	3,753	2,288
Current assets	420,546	436,206

Property, plant and equipment (net)	452,099	458,184
Other noncurrent assets	138,383	138,704
Total assets	$1,011,028	$1,033,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$58,386	$59,853
Current maturities of long-term debt	4,683	4,826
Current liabilities	63,069	64,679

Long-term debt, less current maturities	5,048	6,113
Deferred income taxes and other liabilities	113,446	117,809
Stockholders' equity	829,465	844,493
Total liabilities and stockholders' equity	$1,011,028	$1,033,094

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